FOR IMMEDIATE RELEASE

American Realty Capital Properties Receives Investment Grade Credit Rating of ‘Baa3’ with

Stable Outlook from Moody’s

New York, New York, October 14, 2013 – American Realty Capital Properties, Inc., (“ARCP”) (NASDAQ: ARCP) announced today that it has been assigned a ‘Baa3’ investment grade corporate credit rating by Moody’s Investors Service (“Moody’s”) with a “Stable Outlook.” This outlook reflects Moody’s viewpoint that ARCP will continue to grow successfully through the continued investment in net lease properties while improving its credit metrics and maintaining adequate liquidity.

“We couldn’t be more pleased to have been assigned by Moody’s an investment grade corporate credit rating,” said Nicholas S. Schorsch, Chief Executive Officer and Chairman of ARCP. “We have grown our company significantly into a leading publicly-traded net lease REIT since our initial public offering in September 2011. Our substantial efforts to create a fortress balance sheet have been rewarded by Moody’s. In the net lease real estate sector where low cost capital affords us considerable competitive advantage, this investment grade rating provides a solid foundation for our low cost borrowings. We will continue to use this capital cost advantage to match fund our liabilities and ladder our maturities.”

According to Moody’s, ARCP’s ‘Baa3’ investment grade rating reflects ARCP’s portfolio of well diversified, good quality, well-occupied, freestanding, single-tenant, triple-net leased properties throughout the United States and Puerto Rico leased to a high number of investment grade tenants through 2Q13. Additional credit strengths include ARCP’s manageable lease expiration and debt maturity schedules, and sizable pool of unencumbered assets. Once planned strategic and organic acquisitions are completed in the fourth quarter of 2013, ARCP will grow from a $3 billion to a $10 billion company. Moody’s further notes that ARCP has a highly engaged Board of Directors and has established a strong set of formal procedures. Notably, ARCP will become internally managed no later than year-end 2013, which is a key consideration in the rating.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP and CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)